Exhibit 99

PRESS RELEASE

News Release – July 22, 2005

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial posts 19% earnings increase

(Chambersburg) Franklin Financial Services Corporation reported earnings of $1,453,000 for the quarter ended June 30, 2005. This compares to earnings of $1,123,000 for the quarter ended June 30, 2004 and brings net income for the first six months of 2005 to $2,843,000 compared with $2,393,000 for the same period in 2004, an increase of 18.8%.

On a per share basis, diluted earnings were $.43 for the second quarter in 2005 and $.84 for the first six months, compared to $.33 and $.71, respectively, for the quarter and six month periods in 2004.

Total assets at June 30, 2005 grew by 4.5% over totals a year earlier to $589,168,000. Net loans reached $372,288,000, an increase of 9.2%, while total deposits and repurchase agreements totaled $474,130,000, an increase of 7.8%. The market value of trust assets under management was $416,485,000 on June 30, 2005, an increase of 8.8% from $382,911,000 on June 30, 2004.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with sixteen community offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Marion, Mont Alto, Newville, Shippensburg and Waynesboro.